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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
      OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                  OF THE SECURITIES AND EXCHANGE ACT OF 1934

                         COMMISSION FILE NO.:   0-27804
                                              -----------

                             COMPARE GENERIKS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           60 Davids Drive, Hauppauge, New York 11788 (800) 342-6555
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    Common Stock, par value $.0001 per share
                Class A Redeemable Common Stock Purchase Warrant
             -------------------------------------------------------
            (Title of each class of securities covered by this form)

                                      None
           ----------------------------------------------------------
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    /X/            Rule 12h-3(b)(1)(i)    / /
   Rule 12g-4(a)(1)(ii)   / /            Rule 12h-3(b)(1)(ii)   / /
   Rule 12g-4(a)(2)(i)    / /            Rule 12h-3(b)(2)(i)    / /
   Rule 12g-4(a)(2)(ii)   / /            Rule 12h-3(b)(2)(ii)   / /
                                         Rule 15d-6             / /

Approximate number of holders of record as of the certification or notice date:
                                      116


Pursuant to the requirements of the Securities Exchange Act of 1934 Superior Supplements, Inc. has caused this certification/notice to be signed on behalf of the Registrant by the undersigned duly authorized person.



Date: February 6, 2001                       By: /s/ Thomas A. Keith
      ------------------                         --------------------
                                                 Name:  Thomas A. Keith
                                                 Title: President